Employment Agreement - ND Holdings, Inc.

Bradley Wells - Employment Agreement

AGREEMENT dated as of 6-1-02 by and between ND Holdings, Inc., a Corporation organized and existing under the laws of the State of North Dakota, having an office and principal place of business at 1 North Main, Minot, North Dakota 58703 (hereinafter referred to as the “Employer”), and Bradley Wells, an individual residing at Minot, North Dakota, (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employer desires to procure the services and access the business knowledge and contacts of Employee upon the terms herein set forth; and

WHEREAS, Employee desires to render services upon the terms herein set forth.

NOW THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and for other good and valuable consideration, the parties agree as follows:

The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

1.        Duties: This contract is made in order that the Employer may procure access to the business and brokerage firm knowledge, securities broker contacts and experience of Employee. Employee agrees to devote Employee’s professional knowledge, energies and endeavors to the business of Employer in the manner directed by the Employer’s President from time to time, and in strict accordance with the ethical standards of a securities and business professional. The Employee agrees to act as Senior Vice President, a General Securities Principal, Municipal Securities Principal and Executive Representative of the retail securities division of Employer. Employee shall be responsible for the overall operations of the retail division, oversee compliance and agrees to use his personal and business contacts to recruit registered representatives to association with the broker dealer(s) or its successors. Employee will not engage in any other gainful occupation for his personal benefit without the prior written consent of the Employer acting by its President, which consent may be not be unreasonably withheld so long as such business does not interfere with the duties of the Employee. Employer will indemnify Employee for claims against Employee which arise from lawful actions of the Employee authorized by Employer and done within the scope of Employee’s employment.

2.        Term: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin and be effective the first date written above, and shall continue for a period of three years thereafter unless otherwise terminated pursuant to terms of this agreement. Upon satisfactory good faith annual review of the Employees performance, the term of the contract will be extended one additional year. Those items covered under section four (4) of this Agreement will be subject to annual review and revision.

3.        Salary Compensation: For all services rendered by the Employee during the term of this Agreement, the Employer shall pay to the Employee as salary (or other applicable payment) the sum of seventy five thousand dollars per year as salary, which sum shall be payable at the rate of six thousand two hundred fifty dollars ($6,250) per month, in arrears, (or prorated amount if the first month is a portion of a month) commencing on the last day of the month of June, 2002, and on the last day of each month thereafter during the entire term hereof. All salary compensation provided for in this Agreement shall be subject to the Employer deducting therefrom Social Security, Medicare, federal and state income taxes and any and all withholding payments as may be required by law.

4.        Other Compensation: A monthly over-ride of 0.1% (.00 1) of the gross commissions received by ARM Securities Corporation (ARM) and Capital Financial Services (CFS) and 3% (.03) of the net income earned by ARM and CFS for the previous month, shall also be paid to the Employee. Employee has suggested the potential of recruiting registered persons with proven history of production to become associated with the broker dealer. So long as Employee is still employed by Employer, for each new registered representative who becomes associated with the broker dealer during the term of this contract, Employee shall receive the following non-cash compensation: (1) at the time the representative’s U-4 is transferred to broker dealer and approved by NASD Regulation, Inc. (the “signing”) of the representative: twenty shares of ND Holdings, Inc. common stock for each $1000 of prior twelve month gross production or in the alternative if higher, annualized prior 24 month gross production (“proven production”) of that registered representative; (2) at the “signing” of the representative: options to purchase twenty shares of ND Holdings, Inc. common stock at a strike price of $2.00 per share for each $1000 of proven production of that registered representative; (3) at the first year anniversary of the representative: twenty shares of ND Holdings, Inc. common stock for each $1000 of actual prior twelve month gross production for broker dealer of that registered representative; (4) at the first year anniversary of the representative: options to purchase twenty shares of ND Holdings, Inc. common stock at a strike price of $2.00 per share for each $1000 of actual prior twelve month gross production for broker dealer of that registered representative; and (5) at the second year anniversary of the representative: options to purchase twenty shares of ND Holdings, Inc. common stock at a strike price of $2.00 per share for each $1000 of actual prior twelve month gross production for broker dealer of that registered representative. Said common shares and options to purchase shares described in this paragraph shall be issued in a private transaction exempt from registration under Securities and Exchange or any state registration requirements and shall be subject to the resale restrictions on unregistered securities. Once per year Employee may request that Employer register the shares of ND Holdings, Inc. earned by him on a Form S-8 registration and Employer shall prepare and file said S-8 registration statement if such registration is reasonably available to the Employer. Upon satisfactory good faith annual review of the Employees performance, Employee shall receive 20,000 options to purchase the no par common stock of Employer at a strike price equal to the higher of the highest asking price or highest traded price (as determined by NASDAQ Electronic Bulletin Board quotation) of Employer’s no par common stock on such anniversary date or the next business day if the market is closed on such anniversary date. The number of options and the strike price will be subject to adjustment upon the implementation of a stock split upon the common stock of the Employer.

5.        Other Employee Benefits

(a)                The Employer shall pay for and/or reimburse the Employee for the cost of attending required professional, management or technical seminars.

(b)                The Employer shall maintain for the benefit of the Employee such medical, hospitalization, life and disability insurance in such amounts as may be determined by the Board of Directors, in its absolute discretion, from time to time, provided the same are available at standard rates, with Employee to receive at a minimum, those benefits provided to other regular employees.

(c)                The Employee is authorized to incur reasonable expenses for recruiting registered representatives to the broker dealer and for promoting the business of the Employer, including the expenses for entertainment, travel and similar items. The Employer will pay for and/or reimburse the Employee for all such reasonable expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures in a form complying with all applicable rules and regulations of the Internal Revenue Service and reasonable requirements of the Employer.

(d)                The Employee shall be entitled to a vacation of up to two weeks per calendar year, or pro rata for a portion of a calendar year, without a reduction in compensation. The time of said vacation shall be determined by Employee with reasonable notice to be given to the Employer.

(e)                The Employee shall be entitled to sick leave in accordance with regular Employer policies without a reduction of Employee’s salary.

(f)                The Employee will participate in and receive any available benefits to employees under the Employer’s current 401K plan and any future pension, profit sharing or retirement plans which the Company may install, in accordance with the provisions of each plan.

(g)                The Employee will participate in and receive any available benefits or distributions to employees under the Employer’s current ESOP plan in accordance with the provisions of such plan.

6.                Life Insurance: The Employer may, in its discretion, at any time after the execution of this Agreement, maintain for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Employer may choose. The Employee shall have no interest whatsoever in any such policy or policies, but shall, at the request of the Employer, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for such insurance.

7.                Confidentiality and Disclosure of Information: The Employee recognizes and acknowledges that the Employer is engaged in the furnishing of certain financial services, securities brokerage and other customer related services some of which are intangible and not quantifiable and that there may be techniques and concepts which become a part of the proprietary rights of the Employer in and to the Employer’s techniques, operations and procedures. During the course of Employee’s employment hereunder, the Employee may develop or come into contact with, as same may exist from time to time, such techniques, operations and procedures, all of which are valuable, special and unique assets of the Employer’s business. The Employee shall not, during or after the term of Employee’s employment, without the prior written consent of the Employer, remove any software, files, records, lists, materials, documents, names or other matters which may come to Employee’s attention, including copies or abstractions therefrom, or Employee’s own notes made therefrom; disclose the names of the Employer’s customers, other employees or agents or any part thereof, nor make use of, nor disclose, divulge or reveal the files, records, materials, documents, or client names, owned by the Employer to any person, firm, corporation, association or any other entity, for any reason or purpose whatsoever. The Employee shall not disclose, write, publish or otherwise disseminate any material, factual, fictitious or otherwise that may make reference to or be based upon any reference to the Employer or any customer or other employee of the Employer, files, records, materials, documents, names or other matters of the Employer. The Employee further covenants and agrees that Employee shall retain all such knowledge and information which Employee shall acquire and develop during Employee’s employment respecting the customers and other confidential information in trust for the sole benefit of the Employer and its successors and assigns. In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this Agreement without the posting of any bond or security. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

8.                Non Solicitation of Employees and Agents: Employee during the period commencing on the date hereof and ending one year after the termination of the Employee’s employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees or representatives of Employer to leave the employ of or association with Employer, or solicit the business of any client or customer of Employer.

9.                Covenant to Report: The Employee shall promptly communicate and disclose to the Employer all relevant observations made and data obtained by Employee in the course of Employee’s employment. All written materials, records, software and documents made by the Employee or coming into Employee’s possession during the term of this Agreement concerning the business or affairs of the Employer, shall be the sole property of the Employer, and upon the termination of the employment period or upon the request of the Employer during this period, the Employee shall promptly deliver the same to the Employer, or any affiliate designated by it. The Employee agrees to render to the Employer, or any affiliate designated by it, such reports of the activities undertaken by the Employee or conducted under the Employee’s discretion pursuant hereto during the employment period as the Employer may request. In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this Agreement. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

10.                Termination: All compensation, including fringe benefits, if any, shall cease upon termination of employment if terminated in accordance with this section. This Agreement may be terminated by mutual written agreement and may also terminate upon the occurrence of any one of the following events:

(a)                The Employer’s bankruptcy, general assignment or trust mortgage for the benefit of creditors, receivership or involuntary dissolution of the Employer; In such event Employee would have such rights and claims as are available under applicable bankruptcy regulations.

(b)                Employee’s death or disability as determined by a physician appointed by Employer.

(c)                If after written notice of specific failure to carry out duties under this contract (the “defined failure”) and a fourteen day opportunity to cure the defined failure, Employer Board of Directors determines in its sole discretion that Employee has failed carry out his duties and responsibilities as required by this contract.

(d)                The commission of any crime, or violation of any federal, state or self regulatory organization rule by Employee which would by law or regulatory rule prevent Employee from carrying out his duties and responsibilities under this agreement.

(e)                In the event of a change in management and/or control of Employer as a result of an uninvited purchase or other uninvited acquisition of such portion of Employer’s voting equity shares and/or voting proxies enabling a third party or concerted group to gain control of Employer’s Board of Directors, Employee may at his option deem this contract terminated and be entitled to the following compensation: (1) severance payment equal to twelve months salary, due immediately; and all current and future cash, shares and options under section 4 are due immediately based upon the previous 12 months production, and immediate waiver and release of the conditions and requirements of section 8 “Non Solicitation of Employees and Agents” hereof.

11.                Amendment or Alterations: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both the Employer and the Employee.

12.                Choice of Law and Venue: This Agreement shall be governed by the laws of the State of North Dakota. Any action brought concerning this contract shall be venued in Minot, North Dakota.

13.                Notices: Any notices or tenders required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered mail to the residence of the Employee or to the residence of the legal representative of the estate of the Employee or to the principal place of business of the Employer and shall be deemed given when mailed.

14.                Waiver of Breach: The waiver by Employer or by Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either of the parties hereto.

15.                Binding Effect: The terms of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

16.                Entire Agreement: This instrument contains the entire agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

Employer:

ND Holdings, Inc.

By: /s/ Richard Olson

Print Name and Title: Richard Olson, President

Employee:

Bradley Wells

Signature: /s/ Bradley Wells